Exhibit 99.1

IN ORDER FOR AN ELECTION TO BE EFFECTIVE, THIS FORM OF ELECTION MUST BE RECEIVED BY XSPEDIUS’ GENERAL COUNSEL NO LATER THAN 5:00 P.M., ST. LOUIS TIME, ON         , 2006. TIME IS OF THE ESSENCE.

CASH/STOCK FORM OF ELECTION

The undersigned Holder of Company Equity Interests hereby submits this Form of Election pursuant to the Plan. The undersigned understands that pursuant to the terms of the Plan, each Holder is entitled to make one of the following Elections: (i) an election to receive cash for all or a specified percentage of such Holder’s Company Equity Interests (a “Cash Election”), or (ii) an election to receive TWTC Stock for all or a specified percentage of such Holder’s Company Equity Interests (a “Share Election”). Any Holder making a Cash Election or Share Election as to less than 100% of such Holder’s Company Equity Interests must make such Election in increments of at least 10% of such Holder’s Company Equity Interests (i.e., 90% cash, 80% cash, etc.).

The undersigned acknowledges that this Election will only apply to the consideration being paid at the closing of the merger, and will not apply to any escrowed cash or other post-closing cash payments made by TWTC pursuant to Section 3.2(f) of the Merger Agreement. Any such cash will be distributed to all Holders pro rata in accordance with the Merger Agreement and Xspedius’ Operating Agreement without regard to any Elections made by Holders.

The undersigned understands that, as more fully explained in the Plan and the Information Statement/Prospectus, the total amount of cash and the total number of shares of TWTC Stock to be issued in exchange for Company Equity Interests in the Merger are limited. If, as a result of the Elections made by Holders of Company Equity Interests, there is an overelection of cash or stock, the cash or stock will be allocated among those electing to receive it through the application of the procedure provided for in Section 3 the Plan. Pursuant to that procedure, those Holders who made a Cash Election (in the case of a cash overelection) or a Share Election (in the case of a stock overelection) will be subject to a proration process in which each such Holder will receive a combination of cash and stock. Holders who elected the underelected form of consideration will receive their elected form of consideration in full. Holders who do not make a valid election (“Nonelecting Holders”) will receive a combination of cash and stock as determined pursuant to the Merger Agreement (without regard to the Plan and the elections made by the other Holders) and the Operating Agreement.

The undersigned also understands that different tax consequences may be associated with the different Election options. Each Holder is advised to consult such Holder’s own tax and financial advisors regarding the financial and tax consequences of such Holder’s Election. In addition, the undersigned acknowledges that Xspedius may be required to withhold certain taxes from any distributions. If a Holder does not receive sufficient cash to accommodate such withholdings, Xspedius may withhold additional amounts from other amounts payable to such Holder.

IF YOU WISH TO MAKE AN ELECTION SUBJECT TO AND PURSUANT TO THE PLAN, PLEASE FILL IN THE FOLLOWING INFORMATION:

Your Name and Address	Number and Type of Company Equity Interests Owned or subject to warrants or options to acquire such Company Equity Interests
	Preferred Units	Common Units	Incentive Units

TYPE OF ELECTION (Check only one of the boxes below):

☐	100% Cash Election

or

☐	100% Share Election

or

☐	Combination Cash/Stock Election

Percentage of Stock:             % (must be in increments of at least 10%)

Percentage of Cash:             % (must be in increments of at least 10%)

Total: 100% (must add to 100%)

IF NO BOX (OR MORE THAN ONE BOX) IS CHECKED, YOU

WILL BE DEEMED NOT TO HAVE MADE A VALID ELECTION

AND WILL BE TREATED AS A NONELECTING HOLDER

In consideration of the Election made above and the undersigned’s receipt of proceeds at the closing of the Merger, the undersigned represents, warrants, acknowledges and agrees as follows:

(a) The undersigned has read the Plan and understands the election procedure provided for therein. The undersigned understands that the undersigned has the right not to make an Election under the Plan, in which case the undersigned will receive a combination of cash and TWTC Stock as determined pursuant to the Merger Agreement (without regard to the Plan and the Elections made by the other Holders) and the Operating Agreement. The undersigned has made the foregoing Election freely and on an informed basis.

(b) The undersigned acknowledges that the shares of TWTC Stock will be valued for purposes of the Plan at the average of the closing price per share of TWTC Stock as reported by the NASDAQ Stock Market for the period of 20 trading days immediately preceding the third trading day prior to the closing of the Merger, and no change will be made to this valuation regardless of any change in the market price of TWTC Stock between the date of such determination and the date of distribution of shares of TWTC Stock to Holders. The undersigned waives any claim arising from or relating to the valuation of the shares of TWTC Stock pursuant to the Plan.

(c) Pursuant to the Merger Agreement, TWTC’s obligation to pay for the Company Equity Interests will be satisfied in full by delivery of the Cash Consideration and the Share Consideration to the Disbursing Agent in accordance with Section 3.3 of the Merger Agreement.

(d) TWTC and Xspedius will have no liability for the division of the Cash Consideration and the Share Consideration among the Holders.

(e) The Board’s good faith allocation of Cash Consideration and Share Consideration among the Holders pursuant to this Plan will be final, binding, conclusive and nonappealable, and the Board will have no liability to the Holders resulting from such allocation.

(f) None of TWTC, Xspedius or the Board is making any recommendation or giving any advice as to whether any Holder should make an Election or the type of Election any Holder should make.

(g) The Board retains and has the sole authority and power to decide all issues relating to the interpretation and implementation of the Plan, the validity of Elections and any disputes arising under the Plan. All such decisions by the Board relating to this Plan will be final, binding, conclusive and nonappealable, and the Board will have no liability to the Holders resulting from such decisions. The undersigned further agrees that the Election in this Form of Election is subject to the terms and conditions of the Plan, the Merger Agreement, the Information Statement/Prospectus and the instructions applicable to this Form, and that the Board has the authority to cancel or amend the Plan at any time.

The undersigned represents and warrants that the undersigned has full authority to make all the elections and give the representations, warranties, certifications, waivers, releases and instructions contained in this Form. The undersigned’s signature below is authorization to the Board to follow all elections and to rely upon all representations, certifications and instructions contained in this Form. This Form shall survive the undersigned’s death or incapacity and shall be binding upon the undersigned’s heirs, personal representatives and assigns.

If you have any questions regarding this Form of Election or the accompanying instructions or need additional copies without charge, please call Lawrence Beilenson, SVP General Counsel at 636-625-7080 or Douglas Wiley, SVP HR at 636-625-7070.

[SIGNATURE PAGE FOLLOWS]

Signature of Holder

(Must be signed by registered holder, exactly as the name appears on Xspedius’ records. If signing is by trustee, executor, administrator, guardian, officer of a corporation or limited liability company, attorney-in-fact or other person acting in a representative or fiduciary capacity, please set forth full title. See Instruction 6.)

Name

(Please Print)

Title/Capacity

Address

Area Code and Tel. No.

Tax Identification or
Social Security No.

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS.

INSTRUCTIONS

1. Time in Which to Elect. To be effective, an Election on this form or a photocopy thereof must be received by Xspedius Communications, LLC attn: Xspedius General Counsel 5555 Winghaven Blvd., Suite 300, O’Fallon, Missouri 63368; Facsimile 636-625-7191 no later than 5:00 p.m., St. Louis time, on              , 2006. Any Person whose Form of Election is not received in accordance with the forgoing instruction will be deemed to be a Nonelecting Holder.

2. Revocation. An Election may be revoked by the person submitting a Form of Election only by written notice received no later than 5:00 p.m., St. Louis time, on              , 2006. If a Holder desires to amend an Election, the Holder should revoke such Election and submit a new Election. The most recent properly completed and signed Form of Election shall control.

3. Termination of Right to Elect. All Elections will be void and of no effect if the Merger is not consummated or is abandoned or if the Plan is canceled by the Board.

4. Company Equity Interests as to Which Election is Made. Holders may elect to make an Election with respect to all or a specified percentage of their Company Equity Interests as provided above. The Election will be deemed to have been made with respect to all Company Equity Interests owned by such Holder unless otherwise indicated.

5. Execution and Delivery of Form of Election. This Form of Election, or a facsimile thereof, must be properly filled in and signed, and must be received by Xspedius at the address set forth in instruction 1 above. The method of delivery to the Board is at your option and risk, but, if sent by mail, registered mail with return receipt requested is suggested. An addressed envelope is enclosed for your convenience. Neither the Board nor Xspedius, nor any other party, will be under any obligation to notify any person of any defect in a Form of Election submitted by such person.

6. Signatures. The Holder’s name on the Form of Election should correspond exactly with the name as set forth in Xspedius’ book and records. If the Form of Election is signed by a trustee, executor, administrator, guardian, officer of a corporation or limited liability company, attorney-in-fact, or any other person acting in a representative or fiduciary capacity, the person signing must give such person’s full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with the Form of Election.